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                                       EXHIBIT 11.1

                      STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
                   COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                     (UNAUDITED)
                      (Amounts in thousands, except per share data)



                                         Three months ended    Six months ended
                                               June 30,             June 30,
                                             2000     1999      2000      1999
                                           -------   ------   -------   -------
 Basic and diluted:

 Weighted average shares
   outstanding- basic...............         9,502     9,492    9,502     9,492
 Assumed exercise of Series A and B
   stock options(Treasury stock method)        ---       ---      ---       ---
 Assumed exercise of warrants                  ---       ---      ---       ---
                                           -------   -------  -------   -------
 Total common share equivalents - diluted    9,502     9,492    9,502     9,492
                                           =======   =======  =======   =======

    Net income (loss)                      $(1,513)  $     5  $(3,654)  $    48
                                           =======   =======  =======   =======
 Earnings (loss) per share - basic
   (Note 8).........................       $ (0.16)  $  0.00  $ (0.38)  $  0.01
                                           =======   =======  =======   =======

 Earnings (loss) per share - diluted
   (Note 8).........................       $ (0.16)  $  0.00  $ (0.38)  $  0.01
                                           =======   =======  =======   =======

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